Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

Senesco Technologies Initiates Preclinical Studies for Cancer Target

NEW BRUNSWICK, N.J. (December 5, 2007) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) announced today, that it has initiated preclinical lab studies at Mayo Clinic focused on multiple myeloma.  These studies will further test the ability of Senesco’s Factor 5A gene technology to up-regulate apoptosis of cancer cells.  Additionally, the studies will evaluate delivery molecules for encapsulation of Factor 5A to enhance the time the gene will circulate in the bloodstream before clearance by the body.

The data gathered from these animal experiments, together with the results of other Factor 5A studies, will be reviewed to determine its sufficiency for submission of a protocol to Mayo Clinic for human studies and to the Food and Drug Administration for an Investigational New Drug Application.

Previously, Senesco has announced the results of experiments performed at Mayo Clinic on a human multiple myeloma cell line.  In those experiments, treatment with Factor 5A caused significant increase in apoptosis of the cancer cells compared to the untreated cells.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to meet its funding milestones under its financing transaction, the Company’s ability to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.